EXHIBIT (d)(2)

PRIVATE AND CONFIDENTIAL

July 28, 2015

XPO Logistics, Inc.

Five Greenwich Office Park

Greenwich, CT 06831

Attention: Gordon Devens

Ladies and Gentlemen:

In order to evaluate a possible negotiated business combination or other negotiated transaction (the “Possible Transaction”) between XPO Logistics, Inc. (“you” or “your”) and Con-Way Inc. (the “Company”), each of you and the Company may disclose and deliver to the other party, upon execution and delivery by you and the Company of this letter agreement (this “Agreement”), certain information for the sole purpose of enabling the other party to evaluate, negotiate and consummate the Possible Transaction (the party disclosing such information being the “Disclosing Party” and the party receiving such information, being the “Receiving Party”).

1. Proprietary Information; Other Defined Terms.

(a) All information that is furnished directly or indirectly by the Disclosing Party or any of its Representatives (as defined below), including, without limitation, trade secrets, software programs, intellectual property, data files, source code, computer chips, system designs and product designs, whether or not marked as confidential, furnished after the date hereof, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by the Receiving Party or any of its Representatives that contain, reference, reflect or are based upon, in whole or in part, any information so furnished to the Receiving Party or any of its Representatives pursuant hereto (such notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials are referred to herein as “Derivative Materials”), is referred to herein as “Proprietary Information”. Proprietary Information does not include, however, information that (i) was or becomes available to the Receiving Party on a non-confidential basis, and not in violation of any legal, fiduciary or contractual duty owed to the Disclosing Party or any of its affiliates, from a source other than the Disclosing Party or any of its Representatives, provided that such other source is not known by the Receiving Party or any of its Representatives to be bound by a confidentiality obligation to the Disclosing Party or any of its affiliates, (ii) was or becomes generally available to the public (other than as a result of a breach by the Receiving Party or any of its Representatives of this Agreement or a violation by the Receiving Party or any of its Representatives of any other non-use or confidentiality obligation owed to the Disclosing Party or any of its affiliates), (iii) was previously in the possession of the Receiving Party as demonstrated by its written records, provided that such information is not known by the Receiving Party or any of its Representatives to be subject to another confidentiality agreement or other obligation of secrecy to the Disclosing Party or any of its affiliates, or (iv) the Receiving Party can demonstrate by written evidence was independently developed by the Receiving Party or any of its Representatives without derivation from, reference to or reliance upon, or using in any manner, the Proprietary Information and without violating any of the confidentiality obligations under this Agreement. To the extent that any Proprietary Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties hereto understand and agree that they have a commonality of interest with respect to such matters, and it is their mutual desire, intention and understanding that the sharing of such materials is not intended to, and shall not, waive or diminish in any way the confidentiality of such materials or their continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. Accordingly, and in furtherance of the foregoing, each party hereto agrees not to claim or contend that the other party hereto has waived any attorney-client privilege, work product doctrine or any other applicable privilege by providing information pursuant to this Agreement or any subsequent definitive written agreement regarding a Possible Transaction.

(b) For purposes of this Agreement, references herein to “you” and/or your “Representatives” shall include only you and your affiliates, officers, directors, general partners, members, employees, investment bankers, financial advisors, accountants, legal counsel, consultants and potential sources of capital or financing (debt, equity or otherwise), and “Representatives” in respect of the Company shall mean its officers, directors, general partners, members, employees, investment bankers, financial advisors, accountants, legal counsel, consultants and other agents and representatives. As used in this Agreement, (i) the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, limited liability company, partnership, joint venture, trust, other entity or individual and (ii) the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. Use of Proprietary Information and Confidentiality; Transaction Information to Remain Confidential. Except as (i) otherwise permitted under this Agreement, (ii) otherwise agreed to in writing by the Disclosing Party, or (iii) required by applicable law, regulation, stock exchange rule or other market or reporting system or by legal, judicial, regulatory or administrative process (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) (“Legally Required”), (a) the Receiving Party shall, and shall cause its Representatives to, keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than its Representatives who are participating in evaluating, negotiating, advising or who otherwise need to know the Proprietary Information for the purpose of evaluating, negotiating, advising or financing with respect to the Possible Transaction (all of whom shall be specifically informed of the confidential nature of such Proprietary Information and that by receiving such Proprietary Information they are agreeing to be bound by the terms of this Agreement relating to the confidential treatment of such Proprietary Information) and shall cause its Representatives to treat such Proprietary Information in a confidential manner and in accordance with the terms hereof, (b) the Receiving Party shall not, and shall cause its Representatives not to, use any Proprietary Information for any purpose other than in connection with evaluating, negotiating, advising or financing with respect to the Possible Transaction or the consummation of the Possible Transaction, and (c) each party shall not, and shall cause its Representatives not to, disclose to any person (other than its Representatives who are participating in evaluating, negotiating, advising or financing with respect to the Possible Transaction or who otherwise need to know for the purpose of evaluating, negotiating, advising or financing with respect to the Possible Transaction and, in any such case, whom such party will cause to observe the terms of this Agreement relating to the confidential treatment and use of Transaction Information (as defined below)) the existence or terms of this Agreement, that Proprietary Information has been made available, that the parties are considering the Possible Transaction or any other transaction between the parties, that the parties are subject to any of the restrictions set forth in this Agreement, that investigations, discussions or negotiations are taking or have taken place concerning the Possible Transaction or involving the parties, any term, condition or other matter relating to the Possible Transaction or such investigations, discussions or negotiations, including, without limitation, the status thereof, or any information that could enable such other person to identify the parties or any of their respective affiliates as a party to any discussions or negotiations with you or others (the items described in this clause (c), “Transaction Information”). Notwithstanding the foregoing, the Company and its Representatives may disclose to other potential buyers or bidders that the Company is considering or negotiating the Possible Transaction and the terms and conditions thereof, but may not disclose any information that would reveal your identity. Neither you nor any of your Representatives will, without the prior written consent of the Company, act as a broker for, or representative of, or as a joint bidder or co-bidder with, any other person with respect to the Possible Transaction. You hereby represent and warrant that, prior to your execution of this Agreement, neither you nor any of your Representatives has taken any prohibited action referred to in the immediately preceding sentence. Without limiting the foregoing, neither you nor any of your Representatives will, without the prior written consent of the Company, enter into any exclusive arrangement with a source of capital or financing (debt, equity or otherwise) in connection with a possible transaction with the Company. For purposes of this

Agreement, any agreement, arrangement or understanding, whether written or oral, with any potential source of capital or financing (debt, equity or otherwise) which does, or could be reasonably expected to, legally or contractually limit, restrict or otherwise impair in any manner, directly or indirectly, such source from consummating a transaction involving the Company or any of its affiliates or acting as a potential source of capital or financing (debt, equity or otherwise) to any other person with respect to a potential transaction with the Company or any of its affiliates shall be deemed an exclusive arrangement.

3. Legally Required Disclosure. In the event that the Receiving Party (or any of its Representatives) should be Legally Required to disclose any Proprietary Information or Transaction Information, the Receiving Party shall, to the extent legally permissible and reasonably practicable, in advance of such disclosure, provide the Disclosing Party with prompt written notice of such requirement. The Receiving Party also agrees, to the extent legally permissible and reasonably practicable, to provide the Disclosing Party, in advance of any such disclosure, with a list of any Proprietary Information and Transaction Information that the Receiving Party or its Representative intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Disclosing Party to the extent it may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such legal, judicial, regulatory or administrative process. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Disclosing Party after a request in writing therefor is made by the Receiving Party (such request, if legally permissible, to be made as soon as reasonably practicable to allow, to the extent possible, the Disclosing Party a reasonable amount of time to respond thereto), the Receiving Party or any of its Representatives is Legally Required to disclose any Proprietary Information or Transaction Information in any legal, judicial, regulatory or administrative process to avoid censure or penalty, the Receiving Party or its Representative, as applicable, (a) will exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded to that Proprietary Information or Transaction Information, as applicable, and (b) may disclose, without liability hereunder, such portion of the Proprietary Information or Transaction Information that, according to the written advice of the Receiving Party’s counsel (which may include internal counsel), is Legally Required to be disclosed (the “Public Disclosure”); provided, however, that, prior to such disclosure, the Receiving Party shall have (i) to the extent legally permissible, provided the Disclosing Party with the text of the Public Disclosure as far in advance of its disclosure as is practicable and (ii) considered in good faith the Disclosing Party’s suggestions concerning the scope and nature of the information to be contained in the Public Disclosure. Notwithstanding the foregoing, Representatives of the Receiving Party who are accounting firms may disclose Derivative Materials to the extent, if any, required by law, rule, regulation or applicable professional standards of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy or obligations thereunder.

4. Responsibility for Representatives. The Receiving Party agrees that it shall, at its sole expense, undertake all reasonable measures necessary or appropriate, including, without limitation, court proceedings, (i) to restrain its Representatives from prohibited or unauthorized disclosure or use of any Proprietary Information or Transaction Information and (ii) to safeguard and protect the confidentiality of the Proprietary Information and the Transaction Information disclosed to it or any of its Representatives and to prevent the use of any Proprietary Information or Transaction Information in any way that would violate any antitrust or other applicable law or this Agreement. The Receiving Party will notify the Disclosing Party, in writing, of any misuse, misappropriation or unauthorized disclosure of any Proprietary Information which may come to its attention. Each party will be responsible for any breach of this Agreement by it or any deemed breach of this Agreement by any of its Representatives and by any other person to whom it discloses any Proprietary Information or Transaction Information, whether or not such disclosure is permitted hereunder, assuming such Representatives or other persons were parties hereto and had its obligations hereunder. Each party hereto is aware, and will advise its Representatives to whom any Proprietary Information or Transaction Information is disclosed, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information about the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

5. No Representations Regarding Proprietary Information. The Receiving Party understands and agrees that neither the Disclosing Party nor any of its Representatives makes any representation or warranty, express or implied, on which the Receiving Party may rely as to the accuracy or completeness of the Proprietary Information for the Receiving Party’s purposes and that only those representations and warranties made by the Disclosing Party in a subsequent definitive written agreement related to the Possible Transaction, if any, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect. The Receiving Party agrees that, other than as may be set forth in such definitive written agreement, neither the Disclosing Party nor any of its Representatives shall have any liability whatsoever to the Receiving Party or any of its Representatives, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Proprietary Information or any errors therein or omissions therefrom.

6. Return or Destruction of Proprietary Information. Upon either party’s request, each party hereto shall (and shall cause its Representatives and any other person to whom it has disclosed any Proprietary Information or Transaction Information, whether or not such disclosure was permitted hereunder, to) promptly (and in any event within 10 business days) either (at its option) return to the other party hereto or destroy (and certify in writing to the other party hereto by an authorized officer supervising such destruction) all copies or other reproductions of Proprietary Information of the other party hereto, other than any Derivative Materials, in its possession or the possession of any of its Representatives or any other person to whom it has disclosed any Proprietary Information or Transaction Information, whether or not such disclosure was permitted hereunder, and shall not retain any copies or other reproductions, in whole or in part, of such materials. The Receiving Party shall destroy all Derivative Materials (including, without limitation, expunging all such Derivative Materials from any computer, word processor or other device containing such information), and such destruction will be certified in writing to the Disclosing Party by an authorized officer supervising such destruction. Notwithstanding the foregoing, the Receiving Party and its Representatives (i) may each keep one copy of the Proprietary Information and Derivative Material to the extent such is required for the Receiving Party to comply with applicable law or regulation or pursuant to a bona fide internal document retention policy and (ii) may retain data or electronic records containing Derivative Materials for the purposes of backup, recovery, contingency planning or business continuity planning, in the case of each of clause (i) and (ii), so long as such information, materials, data or records are not accessible in the ordinary course of business and are not accessed except as required for legal, compliance, backup, recovery, contingency planning or business continuity planning purposes. Notwithstanding the return or destruction of Proprietary Information required by this Paragraph 6, the Receiving Party and its Representatives shall continue to be bound by all duties and obligations hereunder in accordance with the terms hereof.

7. Standstill. You hereby represent to the Company that, as of the date hereof, neither you nor any of your Representatives has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company or any of its subsidiaries. In consideration for your being furnished with Proprietary Information, you agree that, unless specifically requested in writing in advance by the Company’s Representatives on behalf of the Company’s board of directors, neither you nor any of your Representatives (acting on your behalf or at your direction) will, at any time during the eighteen month period commencing on the date hereof (or, at any time during such period, assist, advise, act in concert or participate with or encourage others to), directly or indirectly: (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of any material assets or businesses or any securities of the Company or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including from any third party); (b) publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any direct or indirect subsidiary thereof, provided that you may make one or more private proposals to the Company with respect to the Possible Transaction until such time as either you or the Company has informed the other that you or the Company, as the case may be, is not interested in exploring a Possible Transaction; (c) initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving the Company or any direct or indirect subsidiary thereof; (d) solicit proxies

(as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of the Company or any direct or indirect subsidiary thereof; (f) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) through (e) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its subsidiaries; (g) request that the Company (or its board of directors or the Company’s Representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this Paragraph 7, or refer to any desire or intention, but for this Paragraph 7, to do so; provided that this clause (g) shall not prohibit you from making a confidential request to the Company seeking an amendment or waiver of the provisions of this paragraph so long as any such request is made in a manner that would not reasonably be expected to require public disclosure thereof by any person, which request the Company may accept or reject in its sole discretion; or (h) make any public disclosure, or take any action that would reasonably be expected to legally require you or the Company to make a public disclosure, with respect to any of the matters set forth in this Agreement. Notwithstanding anything in this Paragraph 7 to the contrary, the provisions of prior sentence of this Paragraph 7 shall no longer apply from the earlier to occur of the date that (i) the Company publicly announces that it is seeking an acquisition, business combination or transaction where immediately following such acquisition, combination or transaction (A) any person (or the direct or indirect shareholders of such person) (other than the Company and its subsidiaries or the Company’s shareholders immediately prior to such acquisition, combination or transaction) will beneficially own a majority or more of the outstanding voting power of the Company or the surviving parent entity in such acquisition, combination or transaction or (B) the owners of a majority of the voting power of the Company immediately prior to such acquisition, combination or transaction own less than a majority of the voting power of the Company or the surviving parent entity in such acquisition, combination or transaction immediately following such acquisition, combination or transaction (the effect described in clause (A) or (B), a “Change of Control”), (ii) the Company enters into a definitive written agreement with a third-party providing for any acquisition of a majority of the voting securities of the Company by any person or group (other than by the Company or any of its subsidiaries), (iii) the Company enters into a definitive written agreement with a third party providing for any acquisition of a majority of the consolidated assets of the Company and its subsidiaries or assets to which a majority or more of the Company’s consolidated net revenues or consolidated net income are attributable by any person or group (other than by the Company or any of its subsidiaries), (iv) the Company enters into a definitive written agreement with a third party providing for any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (iv), such transaction results in a Change of Control), (v) the Company approves the consummation of, enters into an agreement providing for, or publicly announces an intent to enter into an agreement providing for, (A) any liquidation or dissolution of the Company or (B) any other recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries that would result in a Change of Control or a sale or disposition of a majority of the assets of the Company and its subsidiaries, on a consolidated basis, or (vi) the Company commences a voluntary case under the Federal bankruptcy laws, makes or approves a general assignment for the benefit of creditors or consents to the appointment of, or the taking of possession by, a receiver, liquidator or trustee of itself or all or substantially all of its assets. For purposes of this Paragraph 7, the following will be deemed to be an acquisition of beneficial ownership of securities: (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise.

8. No Solicitation of Employees. Each party hereto agrees that, without the prior written consent of the other party hereto, neither it nor any of its Representatives acting on its behalf will, for a period of one year from the date hereof, directly or indirectly, solicit the services of, whether as an employee, consultant or otherwise, any officer or director-level employee of the other party or any of its affiliates with whom such party first comes in contact or learns of through its consideration of the Possible Transaction. For purposes of the foregoing sentence, an employee shall not be considered to be in “contact with” or “known to” a party unless such employee had previously interviewed or engaged in employment discussions with a senior officer of such party or a recruiter retained thereby. The foregoing shall not, however, preclude the solicitation (or employment as a result of the solicitation) of (i) employees through public advertisements or general solicitations that are not specifically targeted at such person(s), or (ii) any former employee whose termination of employment with a party or affiliate occurred at least six months prior to such solicitation.

9. Ownership of Proprietary Information. The Receiving Party agrees that the Disclosing Party is and shall remain the exclusive owner of the Proprietary Information and all patent, copyright, trade secret, trademark, domain name and other intellectual property rights therein. No license or conveyance of any such rights or any portions thereof to the Receiving Party or any of its Representatives is granted or implied under this Agreement.

10. Miscellaneous.

(a) Each party hereto acknowledges that irreparable damage would occur to the other party hereto if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party hereto agrees that you or the Company, as applicable, without prejudice to any rights and remedies otherwise available, shall be entitled to equitable relief, including, without limitation, specific performance and injunction, in the event of any breach or threatened breach by the other party hereto or any of the other party’s Representatives of the provisions of this Agreement without proof of actual damages. Each party hereto agrees that it will not oppose the granting of such relief on the basis that the other party hereto has an adequate remedy at law. Each party hereto also will not seek, and will waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

(b) It is agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. A party’s waiver of any right, power or privilege hereunder, and such party’s consent to any action that requires its consent hereunder, shall be effective only if given in writing by such party.

(c) If any provision contained in this Agreement or the application thereof to either party or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, such invalid, illegal or unenforceable provision shall be replaced with one that most closely approximates the effect of such provision that is not invalid, illegal or unenforceable. Should a court refuse to so replace such provision, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

(d) This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any assignment of this Agreement by either party hereto (including by operation of law) without the prior written consent of the other party hereto shall be void. Any purchaser of a party or of all, or substantially all, a party’s assets shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

(e) This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements, arrangements and understandings between the parties hereto with respect to the subject matter hereof, (ii) may be amended or modified only in a written instrument executed by the parties hereto, and (iii) shall, except as otherwise specifically set forth herein (including as provided in Paragraph 7), cease to be effective one year after the date hereof. Without limiting the generality of the preceding sentence, any “click-through” or similar confidentiality agreement entered into by a Receiving Party or any of its Representatives in connection with accessing any electronic dataroom will have no force or effect, whether entered into before, on or after the date hereof.

(f) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE. Each party hereto irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the courts of the State of Delaware and the United States of America, in each case located in the county of New Castle, Delaware, for such actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any such action, suit or proceeding except in such courts). Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of Delaware and the United States of America, in each case in the county of New Castle, Delaware, and further waives the right to, and agrees not to, plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Service of any process, summons, notice or document by U.S. registered mail to your address set forth below or to the Company’s address set forth below shall be effective service of process for any action, suit or proceeding brought against you or the Company, as applicable, in any court of competent jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party has breached this Agreement, then such breaching party shall be liable for, and shall pay, the reasonable legal fees, costs and expenses that the non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

(g) It is understood that you shall not directly contact the Company or any of its affiliates regarding the Possible Transaction and that all requests for information, facility tours or management meetings will be submitted or directed only to Citi Global Markets Inc. Any notice or other communication required or permitted under this Agreement shall be treated as having been given or delivered when (i) delivered personally or by overnight courier service (costs prepaid), (ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case, subject to the preceding sentence, to the addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as such party may designate by a written notice delivered to the other party hereto). You also agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business and unrelated to the Possible Transaction) with any Representative (other than the Company’s financial advisors and counsel), customer or supplier of the Company (or any of its affiliates) (except for those contacts made in the ordinary course of business and unrelated to the Possible Transaction), except with the express permission of the Company.

(h) The parties hereto agree that unless a definitive agreement is executed and delivered with respect to the Possible Transaction (in which case, until such execution and delivery), neither party intends to be, nor shall either of us be, under any legal obligation with respect to the Possible Transaction or otherwise, by virtue of any written or oral expressions by their respective Representatives with respect to the Possible Transaction, including any obligation to commence or continue discussions or negotiations, except for the matters specifically agreed to in this Agreement.

(i) For the convenience of the parties, this Agreement may be executed by PDF, facsimile or other electronic means and in counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one agreement binding on both parties hereto.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

Con-Way Inc.

By:	/s/ Stephen K. Krull

Name:	Stephen K. Krull
Title:	Executive Vice President, General Counsel & Secretary

Address:	2211 Old Earhart Road
Ann Arbor, MI 48108

Facsimile No.: 888-234-5485

E-mail Address: krull.stephen@con-way.com

Attention: Stephen K. Krull

Accepted and Agreed

as of the date

first written above:

XPO Logistics, Inc.

By:	/s/ Gordon Devens

Name:	Gordon Devens
Title:	Senior Vice President & General Counsel

Address:	Five Greenwich Office Park
Greenwich, CT 06831

Facsimile No.: 203-629-7073

E-mail Address: gordon.devens@xpo.com

Attention:	Gordon Devens